BUSINESS LOAN AGREEMENT

This Business Loan Agreement (this “Agreement”) is entered into by and between Comerica Bank (“Bank”) and Hansen Beverage Company, a Delaware corporation (“Borrower”) as of May 8, 2007, at Bank’s Western Market headquarters office at 333 West Santa Clara Street, San Jose, California 95113 with reference to the following facts:

WHEREAS, Borrower and Bank are parties to that certain Amended and Restated Loan and Security Agreement, dated December 1, 2004 (as modified, amended, supplemented or revised from time to time, the “Prior Agreement”) pursuant to which Bank has made certain credit facilities available to Borrower. Borrower and Bank desire to amend and restate the Prior Agreement in its entirety in accordance herewith.

NOW THEREFOR, in consideration of the mutual covenants and conditions hereof, the parties to this Agreement hereby agree the Prior Agreement is hereby amended and restated in full as follows:

1.         Revolving Loan. Bank shall make available to Borrower a revolving line of credit in the maximum principal amount of Ten Million Dollars ($10,000,000) (the “Maximum Revolving Amount”) which shall be evidenced by the Master Revolving Note. Subject to the terms and conditions of this Agreement and the Master Revolving Note, from time to time prior to the maturity date set forth in the Master Revolving Note, Bank shall, upon Borrower’s request in accordance with this Agreement, make advances (each a “Revolving Loan,” and collectively, the “Revolving Loans”) to Borrower in an aggregate amount outstanding not to exceed at any one time the Maximum Revolving Amount, the proceeds of which shall be used by Borrower only for general working capital.

(a)         Revolving Loans may be repaid and reborrowed, subject to the terms and conditions hereof including the provisions of any LIBOR Addendum to the Master Revolving Note, provided, that the outstanding principal amount of all Revolving Loans, together with all accrued and unpaid interest thereon, shall be due and payable in full on the maturity date set forth in the Master Revolving Note.

(b)         Anything contained in the foregoing to the contrary notwithstanding, the proceeds of the initial Revolving Loan shall be applied to the repayment of existing outstanding Indebtedness under the Prior Agreement.

2.            Letter of Credit Usage and Sublimit. Subject to availability of Revolving Loans and subject to the terms and conditions of this Agreement and the Master Revolving Note, from time to time prior to the maturity date set forth in the Master Revolving Note, Bank shall issue for the account of Borrower such standby and commercial letters of credit (each a “Letter of Credit,” and collectively, the “Letters of Credit”) as Borrower may request, which requests shall be made by delivering to Bank a duly executed letter of credit application on Bank’s standard form; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit (i) shall not at any time exceed Ten Million Dollars ($10,000,000) in the aggregate (the “Letter of Credit Sublimit”) and (ii) shall be deemed to constitute Revolving Loans for the purpose of calculating the availability of Revolving Loans.

(a)         Unless agreed to in writing by Bank, no commercial Letter of Credit issued hereunder shall have an expiration date that is more than one hundred eighty (180) days from the date of issuance, and no standby Letter of Credit issued hereunder shall have an expiration date that is more than three hundred sixty five (365) days from the date of issuance. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form letter of credit application and agreement and such other agreements as are required by Bank. Borrower shall pay all usual issuance and other fees that Bank notifies Borrower it will be charged for issuing and processing Letters of Credit for Borrower.

(b)         The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable in accordance with the terms of the Master Revolving Note and the letter of credit application and agreement with respect to each such Letter of Credit. In the absence of such reimbursement, the amount so advanced immediately and automatically shall be deemed to be an advance under the Master Revolving Note, thereafter, shall bear interest at the rate then applicable to Revolving Loans thereunder. Borrower shall indemnify, defend, protect and hold Bank harmless from any loss, cost, expense, or liability, including, without limitation, reasonable attorney’s fees incurred by Bank, whether in-house or outside counsel is used, arising out of or in connection with any Letters of Credit.

(c)          If at any time for any reason, the amount of Indebtedness owed by Borrower to Bank with respect to the Letters of Credit issued on behalf of Borrower pursuant to this Agreement is greater than the aggregate amount available to be drawn under the Master Revolving Note, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

(d)         Borrower acknowledges and agrees that (i) at any time following the occurrence and during the continuation of any Default, and/or (ii) termination of Bank’s commitment or obligation to make advances, loans or otherwise extent credit to or in favor of Borrower under the Master Revolving Note and the other Loan Documents, in the event that and to the extent that there are any outstanding and undrawn amounts under any Letters of Credit, at such time, upon demand of Bank, Borrower shall deliver to Bank, or cause to be delivered to Bank, cash collateral in an amount not less than any such outstanding and undrawn amounts under any such Letters of Credit, which cash collateral shall be held and retained by Bank as cash collateral for the repayment of such any drawings under any such Letter of Credit, together with any and all other Indebtedness of Borrower to Bank remaining unpaid, and Borrower pledges to Bank and grants to Bank a continuing first priority security interest in any such cash collateral so delivered to Bank. Alternatively, Borrower shall cause to be delivered to Bank an

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irrevocable standby letter of credit issued in favor of Bank by a bank acceptable to Bank, in its sole discretion, in an amount not less than any such outstanding and undrawn amounts under any such Letter of Credit, and upon terms acceptable to Bank, in its sole discretion.

3.            Additional Loans To Borrower. Bank and Borrower agree that all present and future Loans which Bank in its sole discretion has made or may now or hereafter make to Borrower shall be subject to the terms and conditions of this Agreement unless otherwise agreed to in writing by Bank and Borrower. In the event there are contradictions between the provisions of this Agreement and any other written agreement with the Bank, this Agreement shall prevail. All Loans shall be subject to the terms and conditions of this Agreement, promissory note(s) executed in connection herewith and/or previously or subsequently executed, and all amendments, renewals and extensions thereof (sometimes hereinafter referred to collectively with the Master Revolving Note as the “Notes”), and all those certain security agreements and/or such other security or other documents as Bank has required or may now or hereafter require in connection with the Loans, the Letters of Credit or the Notes (collectively with this Agreement and the Notes, the “Loan Documents”). Any commitment of Bank to make Loans or otherwise extend financial accommodations under this Agreement or any other Loan Document shall expire on the maturity date set forth in the applicable Note evidencing such Loan, subject to Bank’s right to renew said commitment in its sole and absolute discretion at Borrower’s request. Any such renewal of said commitment shall not be binding upon Bank unless it is in writing and signed by an officer of Bank.

4.            Legal Effect. This Agreement supplements the terms and conditions of the Loan Documents. Except as otherwise specified herein, all terms used in this Agreement shall have the same meaning as given in the Note and/or Loan Documents which are incorporated herein by this reference. Any and all terms used in this Agreement, the Note and/or the Loan Documents shall be construed and defined in accordance with the meaning and definition of such term under and pursuant to the California Uniform Commercial Code, as amended. Except as specifically modified hereby, all of the terms and conditions of the Note and/or the Loan Documents shall remain in full force and effect.

5.            Interest Rate; Payment Terms; Loan and Letter of Credit Fees. The principal and interest on the Loans and the Letters of Credit shall be payable on the terms set forth in the Notes and/or the Loan Documents.

(a)         In addition to all Bank’s customary charges, commissions, fees and costs payable to Bank in connection with all Letters of Credit issued hereunder in accordance with Letter of Credit Application and Agreement entered into in connection therewith, Borrower shall pay Bank an annual fee equal to the Applicable Letter of Credit Fee Percentage set forth below in connection with each Letter of Credit issued or outstanding hereunder. The Applicable Letter of Credit Fee Percentage shall be determined on the basis of the ratio of Senior Funded Debt to EBITDA of Hansen Natural calculated on a consolidated basis according to the quarterly financial statements and compliance certificate submitted to Bank in accordance with the terms of this Agreement.

Total Senior Funded Debt To EBITDA Ratio	Applicable Letter of Credit Fee Percentage
< 1.50:1.00	1.25%
≥ 1.50:1.00 and < 2.50:1.00	1.50%
≥ 2.50:1.00	1.75%

Bank will determine the Applicable Letter of Credit Fee Percentage for each quarterly period on the sixtieth (60th) day following the last day of each such period. The ratio of Senior Funded Debt to EBITDA must meet the above referenced thresholds for any decrease in the Applicable Letter of Credit Fee Percentage to occur.

(b)         In addition to any other amounts due, or to become due, concurrently with the execution hereof, Borrower agrees to pay to Bank a legal documentation fee in the amount of One Thousand Five Hundred Dollars ($1,500) and all other costs and expenses incurred by Bank in the preparation of this Agreement, the other documents, instruments and agreements entered into in connection herewith, and the release of any security interest previously granted to Bank by Borrower.

(c)          In addition, Borrower shall pay such additional loan fees from time to time in the future as agreed between Bank and Borrower.

6.            Security. As security for Borrower’s obligations to Bank under this Agreement, the Note and/or the Loan Documents and all other indebtedness and liabilities whatsoever of Borrower to Bank, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, evidenced by the Note and/or the Loan Documents (collectively, the “Indebtedness”), Borrower hereby grants to Bank, prior to or simultaneously with the borrowing hereunder, a continuing security interest in all deposit accounts of Borrower with Bank, and in all collateral provided to Bank pursuant to any security agreement and/or all collateral that is delivered to Bank and/or which Bank possesses from time to time, and all proceeds thereof, (collectively, the “Collateral”).

7.            Representations and Warranties of Borrower. Borrower represents and warrants to Bank that as of the date of acceptance of this Agreement, the Note and/or the Loan Documents, as of the date of borrowing hereunder and at all times the Loan or any other Indebtedness are outstanding hereunder:

(a)         Borrower is duly organized, validly existing and in good standing under the laws of the state of its incorporation;

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(b)         Hansen Natural is duly organized, validly existing and in good standing under the laws of the state of its incorporation;

(c)          Each Guarantor of the Indebtedness is duly organized, validly existing and in good standing under the laws of the state of its incorporation;

(d)         Borrower has the legal power and authority, to own its properties and assets and to carry out its business as now being conducted; it is qualified to do business in every jurisdiction wherein such qualification is necessary; it has the legal power and authority to execute and perform this Agreement, the Note and/or the Loan Documents to borrow money in accordance with its terms, to execute and deliver this Agreement, the Note and the Loan Documents, and to do any and all other things required of it hereunder; and this Agreement, the Note and all the Loan Documents, when executed on behalf of Borrower by its duly authorized officers, shall be its valid and binding obligations legally enforceable in accordance with their terms;

(e)         The execution, delivery and performance of this Agreement, the Note and/or the Loan Documents and the borrowings hereunder and thereunder (i) have been duly authorized by all requisite corporate action; (ii) do not require governmental approval; (iii) will not result (with or without notice and/or the passage of time) in any conflict with or breach or violation of or default under, any provision of law, the articles of incorporation, bylaws or other operating agreements of Borrower, any provision of any indenture, agreement or other instrument to which Borrower is a party, or by which it or any of its properties or assets are bound; and (iv) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Borrower;

(f)          The balance sheet of Hansen Natural as provided to Bank by Borrower in connection herewith and the related statement of income of Hansen Natural provided to Bank for the period ended December 31, 2005, fairly present the financial condition of Hansen Natural in accordance with generally accepted accounting principles (“GAAP”) consistently applied; and from the date thereof to the date hereof, there has been no material adverse change in such condition or operations; and

(g)         There is not pending nor, to the best of Borrower’s knowledge, threatened, any litigation, proceeding or governmental investigation which could materially and adversely affect its business or its ability to perform its obligations, pay the Indebtedness and/or comply with the covenants set forth herein and/or in the Note and/or the other Loan Documents.

8.            Affirmative Covenants. Until the Indebtedness is paid in full, Borrower covenants and agrees to do the following:

(a)         Furnish to Bank within sixty (60) days after the end of each fiscal quarter, the Form 10-Q as filed with the US Securities and Exchange Commission by Hansen Natural or any Subsidiary of Hansen Natural with respect to such fiscal quarter, which shall include, without limitation, an unaudited company prepared balance sheet and statement of income covering the consolidated operations of Hansen Natural and its Subsidiaries;

(b)         Within ninety five (95) days of the end of each fiscal year, furnish to Bank the Form 10-K as filed with the US Securities and Exchange Commission by Hansen Natural or any Subsidiary of Hansen Natural with respect to such fiscal year, which shall include, without limitation statements of the financial condition of Hansen Natural and each of its Subsidiaries for each such fiscal year, including but not limited to, a balance sheet, profit and loss statement, and statement of cash flow. Said annual financial statements shall be prepared by an independent certified public accountant selected by Hansen Natural and acceptable to Bank on an audited basis; and

(c)          Promptly after the same are available, copies of all such proxy statements, financial statements and reports as Hansen Natural or any Subsidiary shall send to its members or stockholders, or to any holders of Subordinated Debt as applicable, if any, and copies of all reports on Form 8-Q or otherwise filed by Hansen Natural or any Subsidiary of Hansen Natural with the Securities and Exchange Commission or any governmental authority at any time substituted therefore.

(d)         In addition to the financial statements requested above, Borrower agrees to provide Bank with quarterly compliance certificates, including a calculation of each financial covenant set for the in the Addendum A to this Agreement, within sixty (60) days after the end of each fiscal quarter of Hansen Natural and its Subsidiaries; and

(e)         Promptly inform Bank of the occurrence of any default or event of default as defined in the Note and/or the Loan Documents (hereinafter referred to as “Default”) or of any event which could have a materially adverse effect upon Borrower’s business, properties, financial condition or ability to comply with its obligations hereunder, including without limitation its ability to pay the Indebtedness;

(f)	Furnish such other information as Bank may reasonably request from time to time;

(g)         Keep in full force and effect its own corporate, company or partnership existence in good standing; continue to conduct and operate its business substantially as presently conducted and operated and maintain and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and keep the same in good repair and condition;

(h)         Comply with the financial covenants set forth in Addendum A, attached hereto and made a part hereof;

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(i)           Maintain a standard and modern system of accounting in accordance with GAAP consistently applied with ledger and account cards and/or computer tapes and computer disks, computer printouts and computer records pertaining to the Collateral which contain information as may from time to time be requested by Bank, not modify or change its method of accounting without the written consent of Bank first obtained, permit Bank and any of its employees, officers, or agents, upon demand, during Borrower’s usual business hours, or the usual business hours of any third person having control thereof, to have access to and examine all of Borrower’s records relating to the Collateral, Borrower’s financial condition and the results of Borrower’s operations and in connection therewith, permit Bank or any of its agents, employees, or officer to copy and make extracts therefrom;

(j)           Maintain Borrower’s same place of business or chief executive office as indicated below, and not relocate said address without giving Bank thirty (30) days prior written notice;

(k)          Maintain insurance with such insurers in such amounts and of a type satisfactory to Bank, with Bank to be designated as the payee of any such insurance policies under a payee/secured lender clause acceptable to Bank;

(l)           To keep all of its principal bank accounts with Bank and shall notify Bank immediately in writing of the existence of any other bank account, deposit account, or any other account into which money can be deposited;

(m)        On a continuing basis from the date of this Agreement until the Indebtedness is paid in full and Borrower has performed all of its other obligations hereunder, Borrower represents and agrees that:

(1)         There are not and will not be Hazardous Materials (as later defined) on, in or under any real or personal property (“Property”) now or at any time owned, occupied or operated by Borrower which in any manner violate any Environmental Law (as later defined).

(2)         Borrower shall promptly conduct all investigations, testing and other actions necessary to clean up and remove all Hazardous Materials on or affecting the Property in accordance with every Environmental Law.

(3)         Borrower shall defend, indemnify and hold harmless Bank, its employees, agents, officers, shareholders and directors from and against any and all claims, damages, fines, expenses, liabilities or causes of action of whatever kind, including without limit consultant fees, legal expenses and reasonable attorneys’ fees, suffered by any of them as a direct or indirect result of any actual or asserted violation of any Environmental Law.

(4)         Upon ten days notice to Borrower (except in an emergency), Bank may (but is not obligated to) enter on the Property or take such other actions as it deems appropriate to inspect, test for, clean up, remove or minimize the impact of any Hazardous Materials upon Bank’s receipt of any notice from any source asserting the existence of any Hazardous Materials in violation of any Environmental Law. All costs and expenses so incurred by Bank, including without limit consultant fees, legal expenses and reasonable attorneys’ fees, shall be payable by Borrower upon demand.

(5)         The provisions of this section shall survive the repayment of the Indebtedness, the satisfaction of all other obligations of Borrower to Bank, the discharge or termination by Bank of any lien or security interest from Borrower, and the foreclosure of or exercise of rights as to any collateral given to Bank.

(6)         “Hazardous Materials” mean all of the following: any asbestos, petroleum, petroleum by-products, flammable explosives, or radioactive materials or any hazardous or toxic materials as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.) or in any other Environmental Law.

(7)         “Environmental Law” means any federal, state, local or other law, ordinance, statute, directive, rule, order or regulation on object of which is to regulate or improve health, safety or the environment.

(n)         Prior to the occurrence of an Event of Default, Bank shall not require that Bank be permitted to conduct audits of the accounts or inventory of Borrower. Upon the occurrence of an Event of Default, and during the continuation thereof, Bank shall be entitled to conduct such audits of Borrower’s accounts and inventory as Bank reasonably may require, at Borrower’s expense.

9.            Negative Covenants. Borrower shall not, without Bank’s prior written consent, do any of the following:

(a)         Grant a security interest in or permit a lien, claim or encumbrance upon any of the Collateral to any person, association, firm, corporation, entity, governmental agency or instrumentality, except as held by Bank from time to time and except for warehouse liens, packer’s liens and co-packer’s liens arising in the ordinary course of Borrower’s business;

(b)         Permit any levy, attachment or restraint to be made affecting any of Borrower’s assets;

(c)          Permit any judicial officer or assignee to be appointed or to take possession of any or all of Borrower’s assets;

(d)         Sell, lease or otherwise dispose of, move, or transfer, whether by sale or otherwise, any of Borrower’s properties or assets in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00), other than sales of inventory in the ordinary course of Borrower’s business;

(e)         Change its name, business structure, corporate identity or structure; add any new fictitious name, dissolve, liquidate, merge or consolidate with or into any other corporation, entity or other business organization, or permit another corporation, entity or other business organization to merger into it;

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(f)	Move or relocate any collateral except in the ordinary course of Borrower’s business;
(g)	Acquire any other business organization;

(h)         Enter into any transaction or series of transactions aggregating One Million and 00/100 Dollars ($1,000,000.00) or more not in the usual course of Borrower’s business;

(i)           Without Bank’s prior written consent, pledge or otherwise hypothecate any of its assets;

(j)           Make any change in Borrower’s financial structure or in any of its business objects, purposes or operations which would adversely affect the ability of Borrower to pay its obligations;

(k)	Incur any debt outside the ordinary course of Borrower’s business;

(l)           Make loans, advances or extensions of credit to any Person in an aggregate amount in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00), except for sales on open account and otherwise in the ordinary course of Borrower’s business;

(m)        Guaranty or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other person, whether by agreement to purchase the indebtedness of any other person, agreement for the furnishing of funds to any other person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying and discharging (or causing the payment or discharge of) the indebtedness of any other person, or otherwise, except for the endorsement of negotiable instruments by Borrower in the ordinary course of business for deposit or collection;

(n)         Acquire all or substantially all of the properties or assets of any other person, enter into any reorganization or recapitalization or reclassify its capital stock, or enter into any sale-lease back transaction;

(o)         Purchase or hold beneficially any stock or other securities of, or make any investment or acquire any interest whatsoever in, any other person, except for the common stock of the subsidiaries owned by Borrower on the date of this Agreement or other applicable date and except for certificates of deposit with maturities of one year or less of a United States commercial bank with capital, surplus and undivided profits in excess of One Hundred Million Dollars ($100,000,000), and direct obligations of the United States government maturing within one (1) year from the date of acquisition thereof;

(p)         Allow any fact, condition or event to occur or exist with respect to any employee, pension or profit sharing plan established or maintained by it which might constitute grounds for termination of any such plan or for the court appointment of a trustee to administer any such plan;

(q)         Without Bank’s prior written consent, acquire or expend for or commit itself to acquire or expend for fixed assets by lease, purchase or otherwise, except in the ordinary course of Borrower’s business;

(r)          Without Bank’s prior written consent, become liable for borrowed money or finance loans ;

(s)          Borrower shall not lend, advance or otherwise downstream the proceeds of any Loan or other extension of credit under this Agreement or the other Loan Documents to any Subsidiary of Borrower, including without limitation Hard E Beverage Company, Hansen Junior Juice Company or Blue Sky Natural Beverage Co.;

(t)          Borrower shall not loan, advance, make capital contributions to or otherwise transfer cash or assets in any manner to any Subsidiary, or permit any Subsidiary to do so with respect to any other Subsidiary, except for (i) transfers of working capital by Borrower to any Subsidiary when and as necessary to meet the working capital needs of such Subsidiary in the ordinary course of Borrower’s and such Subsidiary’s business and so long as such transfer would not impair Borrower’s operations or its ability to perform the Indebtedness; or (ii) transfers of raw material and work-in-process inventory to such Subsidiary for purposes of the completion of production of such inventory by such Subsidiary.

(u)         Borrower will not make any distribution or declare or pay any dividend (in stock or in cash) to any shareholder or on any of its capital stock, of any class, whether now or hereafter outstanding, or purchase, acquire, repurchase, or redeem or retire any such capital stock, provided, however, that Borrower may declare and pay dividends in cash or in stock in an aggregate amount not in excess of Borrower’s current increase in retained earnings for the most recent fiscal quarter ended as of the date of any such payment; and

(v)          Borrower shall not materially sublicense Trademark Rights other than pursuant to contracts for or in connection with the sale or distribution of finished products or other sublicenses entered into in the ordinary course of business, or otherwise entered into prior to the date of this Agreement and disclosed to Bank; provided, however, that Borrower shall within ten (10) days after entering into any material sublicense give notice to Bank of such sublicense and the name and address of the sublicensee and a copy of such material sublicense. A “material

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sublicense” means a material sublicense by Borrower to a third party granting sole control and use of Borrower’s material Trademark Rights.

10.          Negative Pledge. In connection with this Agreement, Borrower hereby further acknowledges and agrees that, except as expressly permitted under this Agreement, there exists no lien, pledge, encumbrance, security interest, deed of trust, mortgage or other charge upon, and at all times during the effectiveness of this Agreement Borrower shall not create, incur, assume, suffer or permit to exist any lien, pledge, encumbrance, security interest, deed of trust, mortgage or other charge upon, any of its property or assets, whether now owned or hereafter acquired, including without limitation any real or intellectual property. In addition, Borrower further acknowledges and agrees that it has and at all times during the effectiveness of this Agreement shall not enter into an agreement with a third party providing financing to Borrower by which Borrower places an additional negative pledge on any such property or assets or promises not to hypothecate or transfer any such property or assets.

11.          Default. The terms “Default” or “Event of Default”, as used herein, shall have the meaning given in the Note and/or the Loan Documents. In addition, the parties agree that any one or more of the following events shall constitute a default by Borrower under this Agreement, the Note and/or the Loan Documents:

(a)         If Borrower fails or neglects to perform, keep or observe any term, provision, condition, covenant, agreement, warranty or representation contained in this Agreement, the Note, the Loan Documents or any other present or future agreement between Borrower and Bank;

(b)         If any material representation, statement, report or certificate made or delivered by Borrower, or any of its officers, employees or agents to Bank is not true and correct;

(c)          If Borrower fails to pay when due and payable or declared due and payable, all or any portion of the Indebtedness (whether or principal, interest, taxes, reimbursement of Bank expenses, or otherwise) and such failure continues for three (3) business days after notice of such failure is delivered by the Bank to Borrower;

(d)         If there is a material impairment of the prospect of repayment of all or any portion of Borrower’s obligations, including without limitation the Indebtedness or a material impairment of the value or priority of Bank’s security interest in any Collateral including, without limitation, any action by any subcontractor or warehouseman holding or asserting a lien in Collateral or asserting a setoff right;

(e)         If all or any of Borrower’s assets are affected, become subject to a writ or distress warrant, or are levied upon, or come into the possession of any judicial officer or assignee and the same are not released, discharged or bonded against within ten (10) days thereafter;

(f)          If any insolvency proceeding is filed or commenced by or against Borrower without being dismissed within ten (10) days thereafter;

(g)         If any bankruptcy or other proceeding is filed or commenced by or against Borrower for its reorganization, dissolution or liquidation without being dismissed within ten (10) days of its commencement;

(h)         If Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

(i)           If a notice of lien, levy or assessment is filed of record with respect to any or all of Borrower’s assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other government agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether inchoate or otherwise, upon any or all of the Borrower’s assets and the same is not paid on the payment date thereof;

(j)           If a judgment or other claim becomes a lien or encumbrance upon any or all of Borrower’s assets and the same is not satisfied, dismissed or bonded against within ten (10) days thereafter;

(k)          If Borrower’s records are prepared and kept by an outside computer service bureau at the time this Agreement, the Note and/or the Loan Documents are entered into or during the term of this Agreement, the Note and/or the Loan Documents, such an agreement with an outside service bureau is entered into, and at any time thereafter, without first obtaining the written consent of Bank, Borrower terminates, modifies, amends or changes its contractual relationship with said computer service bureau or said computer service bureau fails to provide Bank with any requested information or financial data pertaining to Bank’s Collateral, Borrower’s financial condition or the results of Borrower’s operations;

(l)           If Borrower permits a default in any material agreement to which Borrower is a party with third parties so as to result in an acceleration of the maturity of Borrower’s indebtedness to others, whether under any indenture, agreement or otherwise;

(m)        If Borrower makes any payment on account of indebtedness which has been subordinated to Borrower’s obligations to Bank, including without limitation the Indebtedness;

(n)         If any material misrepresentation exists now or thereafter in any warranty or representation made to Bank by any officer or director of Borrower, or if any such warranty or representation is withdrawn by any officer or director;

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(o)         If any party subordinating its claims to that of Bank’s or any guarantor of Borrower’s obligations terminates its subordination or guaranty, becomes insolvent or an insolvency proceeding is commenced by or against any such subordinating party or guarantor;

(1)         If there is a change of ownership or control of twenty five percent (25%) or more of the issued and outstanding capital stock of Borrower; or

(p)         If any reportable event, which the Bank determines constitutes grounds for the termination of any deferred compensation plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any such plan, shall have occurred and be continuing thirty (30) days after written notice of such determination shall have been given to Borrower by Bank, or any such Plan shall be terminated within the meaning of Title IV of the Employment Retirement Income Security Act (“ERISA”), or a trustee shall be appointed by the appropriate United States District Court to administer any such plan, or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any plan and in case of any event described in this Section 11, the aggregate amount of the Borrower’s liability to the Pension Benefit Guaranty Corporation under Sections 4062, 4063 or 4064 of ERISA shall exceed five percent (5%) of Borrower’s Tangible Effective Net Worth.

Bank shall not be obligated to make advances to Borrower during any cure period provided for in Sections 11(e), 11(f), 11(j), and 11(r) above.

12.          Rights and Remedies. The parties have agreed as follows with respect to Bank’s rights and remedies upon Default:

(a)         Bank shall have all rights and remedies available hereunder and under the Note and the Loan Documents and under applicable law;

(b)         Bank may at its option without notice, accelerate the Indebtedness and declare all Indebtedness to be due, owing and payable in full;

(c)          Bank may at its option without notice, cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or any other agreement between Borrower and Bank.

(d)         No Default (as defined in this Agreement, the Note and/or the Loan Documents) shall be waived by Bank except in writing and a waiver of any Default shall not be a waiver of any other default or of the same default on a future occasion;

(e)         No single or partial exercise of any right, power or privilege hereunder, or any delay in the exercise hereof, shall preclude other or further exercise of the rights of the parties under this Agreement, the Note and/or the Loan Documents; and

(f)          No forbearance on the part of Bank in enforcing any of its rights under this Agreement, the Note and/or the Loan Documents nor any renewal, extension or rearrangement of any payment or covenant to be made or performed by Borrower hereunder shall constitute a waiver of any of the terms of this Agreement, the Note, and/or the Loan Documents, or of any such right.

13.          Cross-Default. A Default under this Agreement shall also be a Default under the Note and the Loan Documents, and vice versa. A Default under this Agreement, the Note and/or the Loan Documents shall also be a Default under every other note and other agreement between Bank and Borrower, and vice versa.

14.          Cross-Collateral. Any Collateral for this Agreement, the Note and/or the Loan Documents shall also be Collateral for any other obligations owing by Borrower to Bank. Notwithstanding the above, (i) to the extent that any portion of the Indebtedness is a consumer loan, that portion shall not be secured by any deed of trust or mortgage on or other security interest in any of the undersigned’s principal dwelling or in any of the undersigned’s real property which is not a purchase money security interest as to that portion, unless expressly provided to the contrary in another place, or (ii) if the undersigned (or any of them) has (have) given or give(s) Bank a deed of trust or mortgage covering real property, that deed of trust or mortgage shall not secure this Note or any other indebtedness of the undersigned (or any of them), unless expressly provided to the contrary in another place.

15.          Survival of Covenants, Agreements, Representations and Warranties. All covenants, agreements, representations and warranties (a) previously made (except as specifically subsequently modified); (b) made in connection herewith or with the Note and/or the Loan Documents and/or any document contemplated hereby; or (c) executed hereafter (unless such document expressly states that this Agreement does not apply thereto) shall survive the borrowing hereunder and thereunder and the repayment in full of the Note and/or the Loan Documents and any amendments, renewals or extensions thereof and shall be deemed to have been relied upon by Bank. All statements contained in any certificate or other document delivered to Bank at any time by or on behalf of Borrower shall constitute representations and warranties by Borrower.

16.	Miscellaneous. The parties agree to the following miscellaneous terms:

(a)         This Agreement, the Note and the Loan Documents shall be governed by California law, without regard for the effect of conflict of laws;

(b)         Borrower agrees that it will pay all out of pocket costs of Bank and expenses (including, without limitation, Bank’s attorneys’ fees and costs and/or fees, transfer charges and costs of Bank’s in-house counsel) in connection with the preparation of this Agreement, the Note and/or the Loan Documents and/or the documents contemplated hereby and the closing of the Loan;

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(c)          This Agreement, the Note and/or the Loan Documents shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that Borrower shall not assign or transfer its right or obligations under this Agreement, the Note and/or the Loan Documents without the prior written consent of Bank;

(d)         Borrower acknowledges that Bank may provide information regarding Borrower and the Loan to Bank’s parent, subsidiaries and affiliates and service providers, and

(e)         This Agreement is an integrated agreement and supersedes all prior negotiations and agreements regarding the subject matter hereof. Any amendments hereto shall be in writing and be signed by all parties hereto.

17.          JURY WAIVER. THE BORROWER AND THE BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE INDEBTEDNESS OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

18.	Judicial Reference Provision.

(a)         In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

(b)         With the exception of the items specified in clause (c), below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement, the Indebtedness, the Note, the other Loan Documents or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Comerica Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Comerica Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

(c)          The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

(d)         The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

(e)         The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

(f)          The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

(g)         Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

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(h)         The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(i)           If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

(j)           THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT, THE INDEBTEDNESS OR THE OTHER COMERICA DOCUMENTS.

19.          Counterparts; Entire Agreement. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement, together with the Notes, the other Loan Documents and each other document, instrument and agreement entered into in connection with the Prior Agreement, to the extent not amended and restated hereby, constitute the entire understanding among the parties hereto with respect to the subject matter hereof and, as applicable amends and restates in full the Prior Agreement and any other agreement, written or oral, with respect thereto. Borrower ratifies and reaffirms the continuing effectiveness of all promissory notes, guaranties, security agreements, mortgages, deeds of trust, environmental agreements, and all other instruments, documents and agreements entered into in connection with the Prior Agreement that are not amended and restated in connection with this Agreement, the Notes and the other Loan Documents.

IN WITNESS WHEREOF, the parties have executed this Business Loan Agreement as of the date first set forth above.

Accepted and effective as of: May 8, 2007 at Bank’s Headquarters Office	“Borrower” HANSEN BEVERAGE COMPANY a Delaware corporation
“Bank” COMERICA BANK	By: /s/ Rodney Sacks Name: Rodney Sacks Title: Chairman /CEO
By: /s/Thomas M. Hicks Name: Thomas M. Hicks Title: Vice President-Western Market	By: /s/ Hilton Schlosberg Name: Hilton Schlosberg Title: Vice Chairman/President
Address for Notices: 75 East Trimble Road San Jose, California 95131 Attn: Credit Manager Fax number: (408) 556-5097	Address for Notices: 1010 Railroad St. Corona, California 92882 Attn: Tom Kelly Fax Number: (951) 739-6212

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ADDENDUM A TO BUSINESS LOAN AGREEMENT

(DEFINITIONS AND FINANCIAL COVENANTS)

1.            Definitions. When used in the Business Loan Agreement dated as of May 8, 2006 by and between Comerica Bank (“Bank”) and Hansen Beverage Company, a Delaware corporation (“Borrower”) the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

Agreement shall mean and includes that certain Business Loan Agreement, dated as of May 8, 2006, entered into between Borrower and Bank, and any extensions, supplements, amendments or modifications thereto.

Current Assets shall mean, in respect of a Person and as of any applicable date of determination, all current assets of such Person determined in accordance with GAAP.

Current Liabilities shall mean, in respect of a Person and as of any applicable date of determination, all liabilities of such Person that should be classified as current in accordance with GAAP.

Current Maturities of Long Term Indebtedness shall mean, in respect of a Person and as of any applicable date of determination thereof, that portion of Long Term Indebtedness that should be classified as current in accordance with GAAP.

Current Ratio shall mean, in respect of a Person and as of an applicable date of determination, the sum of all Current Assets plus the amount of all Senior Funded Debt not included therein, divided by the sum of all Current Liabilities plus the amount of all Senior Funded Debt not included therein.

Debt shall mean, in respect of a Person and as of any applicable date of determination, all items of indebtedness, obligation or liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP. In the case of Borrower and Hansen Natural, the term “Debt” shall include, without limitation, the Indebtedness.

EBITDA shall mean, in respect of a Person and as of any applicable period, such Person’s consolidated pre-tax Net Income; plus (a) the aggregate of all interest paid or accrued by such Person and its Subsidiaries including, without limitation, all interest, fees and costs payable with respect to Indebtedness and the interest portion of capitalized lease payments; paid or accrued during such period; plus (b) amortization and depreciation deducted in determining Net Income for such period; plus (c) any non-cash charge in determining Net Income for such period

GAAP shall mean, as of any applicable period, generally accepted accounting principles in effect during such period.

Hansen Natural shall mean Hansen Natural Corporation, a Delaware corporation.

Loans shall mean and includes the Revolving Loans, the Letters of Credit and all other loans and advances of any kind made by Bank to Borrower pursuant to the Agreement and the Notes.

Long Term Indebtedness shall mean, in respect of a Person and as of any applicable date of determination thereof, all Debt which should be classified as “funded indebtedness” or “long term indebtedness” on a balance sheet of such Person as of such date in accordance with GAAP.

Master Revolving Note shall mean that certain revolving promissory note dated as of even date in the original principal amount of Ten Million Dollars ($10,000,000) entered into by Borrower in favor of Bank and any extensions, supplements, amendments or modifications thereto.

Net Income shall mean the net income (or loss) of a Person for any period of determination, determined in accordance with GAAP but excluding in any event:

a.           any gains or losses on the sale or other disposition, not in the ordinary course of business, of investments or fixed or capital assets, and any taxes on the excluded gains and any tax deductions or credits on account on any excluded losses; and

b.           in the case of Borrower or Hansen Natural, net earnings of any Person in which Borrower or Hansen Natural has an ownership interest, unless such net earnings shall have actually been received by Borrower or Hansen Natural in the form of cash distributions.

Person or person shall mean and includes any individual, corporation, partnership, joint venture, firm, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency or other entity.

Senior Funded Debt shall mean, as of an applicable date of determination all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, and (iii) all capital lease obligations, but excluding all Subordinated Debt.

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Subordinated Debt shall mean in respect of a Person and as of an applicable date of determination all indebtedness of such Person to third parties which has been subordinated to the Indebtedness pursuant to a subordination agreement in form and content satisfactory to Bank.

Subsidiary shall mean, with respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof, is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

Tangible Effective Net Worth shall mean, with respect to any Person and as of any applicable date of determination, Tangible Net Worth plus Subordinated Debt.

Tangible Net Worth shall mean, with respect to any Person and as of any applicable date of determination, the excess of:

a.           the net book value of all assets of such Person (excluding affiliate receivables, patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill, and all other intangible assets of such Person) after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), less

b.	all Debt of such Person at such time.

Trademark Rights shall mean all Borrower’s rights under license agreements and revenue sharing agreements for trademarks and all trademarks which the Borrower now owns or acquires in the future.

Working Capital shall mean, as of any applicable date of determination, Current Assets less Current Liabilities.

2.            Financial Covenants. Compliance with the following financial covenants shall be determined based upon the financial condition of Hansen Natural, on a consolidated basis with Borrower and each other Subsidiary of Hansen Natural, and all references to financial statements and financial information shall be deemed to refer to the financial statements and financial information of Hansen Natural and its consolidated Subsidiaries. The following financial ratios and covenants shall be monitored on a quarterly basis, except as noted below.

(a)         Tangible Effective Net Worth in an amount not less than Thirty Five Million Dollars ($35,000,000);

(b)	A Current Ratio of not less than 1.25:1.00;

(c)          A ratio of Senior Funded Debt to EBITDA of not more than 1.75:1.00, calculated on the basis of EBITDA for the four (4) fiscal quarters immediately preceding each applicable date of determination and Senior Funded Debt as of the date of determination;

(d)         Minimum Net income of at least One Dollar ($-1-), measured annually as of the end of each fiscal year; and

(e)	No more than two (2) consecutive quarterly losses.

All financial covenants shall be computed in accordance with GAAP consistently applied except as otherwise specifically set forth in this Agreement. All monies due from affiliates (including officers, directors and shareholders) shall be excluded from Hansen Natural’s assets for all purposes hereunder.

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